Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY ANNOUNCES VERDICT IN LAWSUIT

MONROE, Mich., March 18, 2016—La-Z-Boy Incorporated (NYSE: LZB) reported today that in the trial of a lawsuit pending in the U.S. District Court for the Southern District of Florida, the jury returned a verdict against the Company finding damages of approximately $5.8 million.  The court has not entered judgment on the verdict and has not yet ruled on the Company’s affirmative defenses.

The lawsuit arises from a contract dispute over whether a 2002 contract requires the Company to pay royalties on certain of its power products.  The Company strongly believes that it fully complied with all contractual requirements and while it prevailed with respect to some products, the jury found the Company responsible for royalties on others.  Oral argument on the Company’s affirmative defenses has begun and is currently expected to be completed in April.

In June, the Company will report in a Form 10-K to be filed with the U.S. Securities and Exchange Commission the Company’s financial results for the fiscal year ending April 30, 2016.  If, prior to the Company’s filing, the Company does not prevail on its affirmative defenses and the court enters a judgment based on the jury’s verdict, the Company’s financial results for the year would reflect a pre-tax accrual of $5.8 million, or approximately $0.07 per diluted share, in connection with this litigation.  The jury’s award applied to certain products that the Company sold from calendar 2012 through early 2016.  If judgment were ultimately entered based on the jury’s verdict and upheld through any post-trial motions and appeals, the Company would owe royalties on future sales of those products through the end of calendar 2021.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (i) changes in the domestic or international regulatory environment; (j) adoption of new accounting principles; (k) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the results of our restructuring actions; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2015 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 123 of the 331 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 331 stand-alone La-Z-Boy Furniture Galleries® stores and 573 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.